Exhibit 99.1
ICU Medical, Inc.
4Q 2013 Conference Call Script
February 20, 2014

Operator:
Good day, ladies and gentlemen. Thank you for standing by. Welcome to the ICU Medical, Incorporated Q4 2013 earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session and instructions will follow at that time.

If anyone should require assistance during the conference, please press star, then zero on your touchtone telephone.

As a reminder, this conference call is being recorded. I would now like to turn the conference to our host, Mr. John Mills. Sir, you may begin.

John Mills:
Good afternoon, everyone. Thank you for joining us today to review ICU Medical's financial results for the fourth quarter and full year ended December 31, 2013. On the call today, representing ICU Medical is Vivek Jain, who joined last week as Chief Executive Officer and Chairman; and Scott Lamb, Chief Financial Officer.

Vivek will start the call with a brief overview and then Scott will discuss fourth-quarter financial performance and provide financial guidance for the fiscal year 2014. Finally the Company will open the call for your questions.

Before we start, I want to touch upon any forward-looking statements made during the call, including management's belief and expectations about the Company's future results. Please be aware they are based on the best available information to management and assumption that management believes are reasonable.

Such statements are not intended to be a representation of future results and are subject to risks and uncertainties. Future results may differ materially from management's current expectations. We refer all of you to the Company's SEC filings for more detailed information on the risks and uncertainties that have a direct bearing of operating results and performance and financial conditions.

Please note that during today's call we will discuss non-GAAP financial measures, including results on an adjusted basis. We believe these adjusted financial measures can facilitate a more complete analysis and greater transparency into ICU's ongoing results of operations, particularly in comparing underlying results from period to period. With that said, I will now turn the call over to Vivek Jain. Go ahead, Vivek.

Vivek Jain:
Thanks, John. Good afternoon, everyone. As John mentioned, I joined ICU Medical last week as the new CEO. Most recently, I was at the CareFusion Corporation leading one of their two operating divisions, and had responsibility for the majority of the disposable products there, with over $1.3 billion in revenues across a variety of business units.

I was at CareFusion and its predecessor company, Cardinal Health for almost 7 years and it was a very difficult decision to leave. But I felt the opportunity was compelling at ICU Medical.

I wanted to thank my previous employer for the experience that I was offered and I know CareFusion is an excellent, well-managed company filled with dedicated people. And I believe it will absolutely continue to be successful.

I thought I'd take a moment and tell you the three basic reasons why I thought ICU represented such a good long-term opportunity. First, there are a set of deep core competencies here.

ICU Medical is one of the world's most competitive manufacturer of these products. We are able to deliver these products to our channel partners and our direct customers at the highest quality and produce them at the most competitive prices.

We've also become the clear leader in the ability to offer customization that the customer deeply values. That stems from a set of operational processes that are very difficult for anybody else to reproduce. High-quality, competitive production cost and customization comes from years of deep focus in this category, as well as real commitment of hundreds of millions of dollars of capital investment over the years into our manufacturing platforms.

The second thing I liked was that there were a set of macro tailwinds pushing parts of the business forward in certain very important areas. The first is around oncology and the handling of dangerous drug products where there's an expanding need for safer medical devices and to take clinicians out of harm's way. The other is the global recognition of patient safety and diligence towards choosing projects which meet a higher standard clinical performance.

Lastly, there's an attractive financial profile here and that is the third reason I was compelled for the opportunity. With almost $20 a share in cash and investments, and albeit a bit bumpy, there's an underlying set of cash flows that has been reasonably banded.

I am deeply focused on our EBITDA and our operating cash flows, which are due to an entrenched set of customers where switching costs and training, excluding some unique events, keeps coming in. And from a financial profile, I thought it was the Company that was big enough to be big and small enough to be small.

In this category, we are a big player and we can expand our global reach. But we have an income statement that ought to be able to be influenced quickly.

Someone once ground into me, there is no long term without the short term. It is important to recognize where this Company has been in the recent term, and where we will be in the short term going forward.

Dr. George Lopez, the founder here, did an amazing job over 25 years creating a category from scratch and building a $300 million business. I hope to learn from him and continue to seek his expertise over the next years.

He and I both studied companies where a new person has come in to succeed a strong founder, and we are both absolutely committed to being in the group of companies that have made that transition successful. It is our team's job here to honor his legacy.

And I think we would both honestly admit that the macro healthcare landscape and the micro unique dynamics of this Company and its category have changed a lot over just a few years. As a result, the Company has been in what I would call a prolonged transition period.

There were obviously some very public rumors about the future of this Company last year. I think the Company did everything right to seek shareholder value during that transition period. It's likely not a surprise during these transition periods, companies don't make the marginal investments when they are unsure about the long term.

Moving forward, we need to put that period behind us. We need to renovate ourselves for the future. This is not about building a foundation, because very good one exists here already.

It is more about making the investments to grow, finishing R&D projects, supporting our channel partners to be successful, bringing clinical knowledge to the marketplace and being able to allocate our scarce resources to areas that will drive growth. That doesn't happen overnight, so there will be a period of reinvestment and reallocation in the certain must-do areas to keep us competitive and create additional value.

The micro unique dynamics of this Company and its category also merit a few comments. We have world-class channel partners that we rely on to serve customers. And it is important to recognize that there's been some amount of volatility in that marketplace.

I view the issues going on in US infusion as temporal. They will get resolved and I'm confident our partners at doing everything they can to win.

But the short-term impacts of the issues are real. And it is important to be realistic about the impact on our P&L. It is also important that we know our role relative to our channel partners, and that we make the right investments in clinical support, education and new products to support our partners.

So, in summary, after five days, I think there are a lot of positive drivers and some very strong tailwinds pushing parts of the business forward. I have a lot of confidence in the long-term value creation due to the confluence of our platforms, our increase in global reach, the ability to renovate and reprioritize and our strong balance sheet power.

In the short-term we will have some bumps and we will overcome them and we will emerge stronger. I look forward to the journey with all of my new colleagues at ICU over the next number of years. I look forward working with all of you.

I'd also like to take one second to recognize Steve Riggs, who served as interim CEO here over the last number of months. Steve's going to move back to keeping the operations running smoothly and we're going to make a great team. With that, I turn it over to Scott Lamb and I look forward to your questions.

Scott Lamb:
Thanks, Vivek. Before I begin, let me remind all of you that the sales numbers we are covering, as well as our financial statements, are available on the investor portion of our website for your review.

Our fourth-quarter 2013 revenue was $78 million compared to $83 million in the same period last year. Our fourth-quarter revenue was lower than we previously expected. The growth in our oncology business was offset was lower-than-expected revenue in all other market segments.

Fourth-quarter 2013 EBITDA was $19 million compared to $24 million in the same period last year. The decline was primarily due to a decline in revenue and increased operating expenses.

Net income for the fourth quarter of 2013 was $13 million, or $0.86 per diluted share, as compared to net income of $12 million or $0.82 per diluted share for the fourth quarter of 2012. Our fourth-quarter 2013 net income benefited from a lower tax rate of 3.1 percent compared to the same period last year of 34.8 percent. The lower tax rate was due to a one-time gain from foreign tax benefits and certain domestic tax credits.

For the full fiscal year ended December 31, 2013, our revenue was $314 million compared to $317 million in the same period last year. EBITDA for the full year of 2013 was $72 million compared to $81 million in the same period last year. Net income for the full fiscal year ended December 31, 2013, was $40 million or $2.65 per diluted share, compared to net income of $41 million or $2.80 per diluted share for the same period last year.

Now, let me discuss briefly our fourth-quarter revenue performance by market segment. You can also view our detailed market segmentation in our earnings press release.

For the fourth quarter of 2013, sales in the infusion therapy market decreased 8 percent to $51 million and represented 66 percent of our total sales. The decrease was primarily due to a $6 million decrease in our US OEM business.

Sales in the critical care market were down approximately 5 percent, to $13 million, and represented 16 percent of our total sales. This decrease was attributable to volume, both domestic and international.

Sales in our oncology market increased 8 percent to $10 million, and represented 13 percent of revenue. We continue to remain positive about growth opportunities for our oncology products as the market demand continues to increase. And we are well-positioned to capitalize on protecting clinicians from exposure to hazardous drugs. And our other product category, which primarily includes products in the renal and enteral markets was down 13 percent to $4 million.

Now, our fourth-quarter sales for both domestic and international were as follows. Domestic sales were $54 million for the fourth quarter of 2013 compared to $62 million for the same period last year. The primary reason for this decline was our US OEM business.

International sales were $24 million compared to $20 million. The increase was driven by both infusion and oncology across all of our sales channels. Our gross margins for the fourth quarter were 50 percent compared to 50.5 percent last year and primarily reflect a decrease in overall sales and a less favorable product mix.

SG&A expense increased 6 percent to $22 million compared to $21 million for the fourth quarter of 2012. Increases primarily due to the medical device tax and accruals for bad debt and warranty. As a percentage of sales, our SG&A expenses were 28 percent compared to 25 percent a year ago.

Our research and development expenses increased 56 percent year over year to $3 million as we continue to invest in organic growth opportunities in all our primary market segments. Our operating income for the fourth quarter of 2013 was $14 million or 17.4 percent of sales compared to $19 million, or 22.7 percent of sales for the fourth quarter last year.

Now, briefly moving to our balance sheet and cash flow, as of December 31, 2013, our balance sheet remained very strong with no debt. We increased our cash, cash equivalents and investment securities by $71 million, to $297 million. This equates to approximately $20 per share. During 2013, we generated $66 million in cash flow from operating activities.

Now let me update you on our financial guidance for 2014. For the year, we expect revenue to be in the range of $285 million to $300 million. Our guidance takes into account expected growth in our oncology business as well as our international business, but we believe that this will be more than offset by continued weakness in our US OEM business and critical care.

We believe this reduction in OEM sales will be larger in the back half of the year than the front half. We absolutely need to continue to support our partners, but believe we need to be realistic with changes in the marketplace.

We expect overall infusion therapy sales for 2014 to decrease 8 percent to 12 percent, and non-OEM infusion therapy sales to be roughly flat. We expect critical care sales to decrease 7 percent to 12 percent and we expect oncology sales to grow 13 percent to 21 percent.

We expect our EBITDA for 2014 to be in the range of $48 million to $55 million. The majority of this decrease is due to a reduction in revenue and the increase in non-cash items and investments back into the Company.

As we move forward as a Company, we believe that by providing adjusted metrics, such as adjusted earnings per share, the more accurate representation of our operating results. When certain selected items are removed from our results, such as non-cash items, in order to help investors better understand our ongoing business. We are currently analyzing comparable companies' relevant reporting and we will be providing more information regarding this later in the year.

We expect our adjusted, fully diluted earnings per share for 2014 to be in the range of $1.66 to $1.96. This excludes approximately $11 million of non-cash items.

For comparable reasons, our adjusted fully-diluted earnings per share for 2013, excluding a one-time gain from foreign tax benefits and non-cash items, would have been $2.74. On a GAAP basis, we expect diluted earnings per share for the full fiscal year of 2014 to be in the range of $1.15 to $1.45 per share.

We expect gross margins for 2014 to be approximately 50 percent. We expect SG&A to be approximately 36 percent of total revenue. And this includes approximately $11 million of non-cash items, as well as an expected decrease in overall revenue.

In 2014 we expect research and development spend to be slightly more than 2013. And for modeling purposes, we expect our tax rate to be approximately 34 percent.

Before we open the call for questions, I would like to say that I have been with the Company now for over 10 years and I am glad this prolonged transition period is coming to an and. I am excited about the future.

I recognize the guidance I just provided may be disappointing for 2014. But we need to be realistic about the current market environment and we will begin to make choices over the balance of the year that will improve our long-term success. And with that, I would like to turn the call over to your questions.

Operator:
Ladies and gentlemen, if you have a question at this time, please press the star, then the one key on your touchtone telephone. You may remove yourself from the queue at any time by pressing the pound key. Again if you have a question, press star then one on your touchtone telephone.

And our first question comes from Tim Gunderson, Piper Jaffray. Please go ahead.

Tom Gunderson:	I guess I should have spelled Tom. It's Tom Gunderson. Hi, everybody. Vivek, hi. Nice to meet you.

Vivek Jain:	Hi, Tom. Hi, Tim, how are you?

Tom Gunderson:	Thanks. Maybe you could give us -- 2014 is, you're setting the bar down there. We've seen this happen before. You're being realistic with what the markets are out there.

But you also have to start turning the growth profile around. And setting yourself up, like Scott said, for a better 2015.

Can you give us a sense -- and you mentioned as one of your three basic reasons for coming over, is financial strength. And the $20 in cash per share.

So, with all of that as a prelude, can you give us a sense of how you view both, now and in your previous experience, acquisitions and maybe divestitures? And whether you think that you need to grow globally with acquisitions? And what kind of acquisitions those might be as far as size and dilution.

Vivek Jain:	Sure. I am all of five days into this thing, so I'm not sure I'm going to be able to get to all of that. I think I would first start with your 2014 question.

I don't really think this is very much about moving the bar, to use your words, there. I thinks it's just about being realistic about what's happened in the marketplace.

All those other companies are publicly reported companies. You can do your own work, but I think it's pretty self-evident as to what has been going on. I think it's just very important to finally get to the place of acknowledging that for this Company.

Turning to the future, I think it's really going to be a balance of organic, which is executing well on selling and marketing the products that we already have, finishing the development of some of the stuff that's in the pipeline. Inorganically, yes, I do think down the road that hopefully we are lucky enough and have the credibility to undertake those activities.

I would say after five days of being here, the Company is relatively immature in some of the areas in having the ability to absorb something else are now. So, what Scott talked about in renovating a bit is getting some of those things in order.

I don't think there's going to be some rush to deploy capital here. I think it is much more about getting the basics in order for the near term.

Tom Gunderson:	Thanks, and then a shorter question. That is, on how you look at sales and marketing going forward here.

In a year, where you are being more realistic, one could see contraction in the sales force. On the other hand, the most recent information we had was an expansion of the sales force to take better advantage of the sales productivity. Which way are you leaning?

Vivek Jain:
I don't really have an opinion yet, Tom. I got to do the work and get in there. I think this Company was built off the back of really good innovation and really passionate sales and marketing, really committed sales and marketing.

I'm going to be very careful tinkering with it. I have experience along those lines, and I want to take a little bit of time and be prudent around that.

Tom Gunderson:	Okay, great. That is it for me.

Operator:	Our next question comes from Jayson Bedford with Raymond James. Please go ahead.

Jayson Bedford:
Welcome, Vivek. A couple questions. In terms of the IV therapy business, you talked about temporal issues. Can you expand a little more on what those temporal issues are and how can they be remedied, if you will?

Vivek Jain:
I think those issues are obviously a change in the US marketplace. I think, at the end of the day, we feel the knock-on effect of what is going on there. All we can do, and what we intend to do, is to support our partners by helping them be successful.

I don't think it is going to be our role that changes that. Our job is to go make sure we know our role as an OEM player to them. And make sure we bring the right support that they have to succeed in front of customers.

Jayson Bedford:	Your non-OEM business, I think you said is flat. Why wouldn't that grow a little bit? It seems like you've got a decent tailwind with some GPO contracts. Curious why wouldn't that grow?

Scott Lamb:	Yes, Jason, this is Scott. We expect that to be roughly flat, maybe we see a few percentage points growth there, but roughly flat.

The market dynamics that Vivek spoke about are affecting everyone. So whether it is our channel partners or us direct, we are facing the same type of headwinds.

Jayson Bedford:	Okay. Maybe to Tom's earlier question, the SG&A, if my math is correct, it's a decent job in 2014 versus 2013. Are you planning on adding folks? Or is this more a bigger marketing spend?

Scott Lamb:	Jayson, two things. First of all, there are some non-cash items in there. We broke out those for you on the adjusted EPS.

As Vivek and I mentioned, going forward we will look at how other companies are doing their reporting in our situation. We will continue to report out in such a manner. But I think, focusing mostly on non-cash is the largest driver.

Vivek Jain:	I think, Jayson, it's Vivek there, I just jumped in. I think I know where you are heading with that question.

Ultimately, for a small Company like this, it has to be about growth, right? I don't really want to rush to judgment on expenses and the SG&A line. I have a pretty good sense of what benchmarks in the industry are. We will always be looking at those.

But the first question is creating value here has to be growing. We need to get back to that and that's going to take some time. That's what solidifying our base was about.

Jayson Bedford:	And lastly, Vivek, are there any non-competes or any type of restrictions that carry over from your prior employer?

Vivek Jain:	I would prefer, Jayson, not to talk about those on the call. I don't think this is the right forum for that.

Jayson Bedford:	Fair enough. Thank you.

Operator:	Our next question comes from Chris Lewis with Roth Capital Partners. Please go ahead.

Chris Lewis:	Vivek, first of all, congratulations on the new role and welcome.

Vivek Jain:	Thank you.

Chris Lewis:
In your prepared comments, Vivek, you mention the income statement being able to be influenced quickly. I was hoping, first of all, you could expand on that a bit. And then possibly talk about what areas of investment you see as immediate needs here to re-accelerate the growth trajectory that you just talked about.

Vivek Jain:	I think you are seeing the reality of what a small income statement means and how quickly it can be affected by what is going on right now in the marketplace. I don't mean that in a good way.

So, I think that same applies in the upside. If we are able to grow, right now we are feeling a lot of pain for every dollar of revenues we are not getting.

Going forward, I think the investments are, again, largely along the lines of what Scott described. Some core infrastructure, some improvement of marketing, some finishing of R&D programs, et cetera.

I don't think it is perfectly developed here after five days yet, but you can tell the Company was grown a very certain way, in a very lean way that made a lot of sense to get where it got. But I think going forward, were going to need little bit more process, a little bit more institutionalization of things.

I want to be careful, we are not talking about a large amount of money. There's very small dollars, again, on a small income statement. Nor are we talking about putting in any sort of corporate expense. It's investments that I know we need to block that will drive revenue down the road.

Chris Lewis:	Okay. And then shifting to oncology. Fourth quarter showed a bit of a slowdown there in terms of the year-over-year growth rate.

And then guidance, I think, implies a slightly slower growth outlook in 2014 versus 2013. You sounded pretty positive when talking about that, so can you talk about that segment and the expectations there in 2014?

Scott Lamb:
Yes, absolutely. Chris, we see it growing in absolute dollars relatively the same in 2014 over 2013. We're seeing more competitors getting into the space, yet at the same time this is a growing market.

This is the market that we expect to continue to grow in and be one of the leaders. Oncology remains a very focal point of ours.

Chris Lewis:	Okay. Could you break out the $11 million in non-cash expenses in 2014?

Scott Lamb:	No, I can't really, as far as that goes. Examples would be amortization of intangibles, stock compensation expense, as a couple of examples to give you.

Chris Lewis:	Okay. Last one for me. Can you talk about new product expectations in 2014? And what's assumed in terms of new product revenues in the guidance you provided?

Scott Lamb:
Chris, when new products become relevant then we will talk about them. I'm not trying to back away from that. But I think at this point right now, we are more focused on working with our channel partners and growing the business in ways the ways that Vivek described.

Operator:	Your next question comes from Mitra Ramgopal with Sidoti. Please go ahead.

Mitra Ramgopal:
Congratulations, Vivek and welcome. Just a couple of questions. I know it's been only five days and there's a lot to digest. I think you said one of the things that attracted you to ICU was the financial profile or the balance sheet, so to speak.

As you look in terms of deploying cash, I know not immediately, how would you prioritize it, as it relates to, say, acquisitions, potential share buybacks, or even a dividend, et cetera? Or is it pretty much going to be in growth mode?

Vivek Jain:	I think we're going to have responsible capital deployment. I think, first of all, Company. It is more value-creating to find growth than to be doing never-ending buybacks.

That said, our Board did authorize a bit of a larger buyback, as Scott mentioned. We will be responsible about it.

Just like we will be responsible on the acquisition front, where we have the trust to do that. When we do things at the right value, we are going to make sure they are the right things to do.

You're not going to see us rush or reach or do something like that with our capital. It's very hard for small Companies like this to acquire this much capital they have. We have to be very careful protecting it.

Mitra Ramgopal:
Right. Again, as you look at the product segments here, is there a lot of room for you to diversify even more? For example, with infusion therapy become an issue, are there other segments that you could potentially lay around? Or get rid of something, like the critical care that has been a drag for the last several years?

Vivek Jain:
I have a lot of experience in divestitures also, given some of the things I've been associated with. I feel like it's very hard for small companies to get smaller immediately. So again, just like I don't think we would rush into deploying capital, I don't think we're going to rush into any decisions about removal of businesses.

The more interesting opportunities are exactly what you said, which are what other categories, niche categories, are out there for us to look at over time? I would say, I think there are absolutely categories that may not be the ones we are in today, but something where our core skills around manufacturing and design, et cetera, play an important role.

I'd rather, again, not be very clear on that. I think some of those could be very unique to us. But there's definitely ones out there, at sizes that make sense for a Company like ours.

Mitra Ramgopal:	Thanks. And finally, as it relates to distribution channels, is there also room for diversification, say, beyond (hospera), so to speak?

Vivek Jain:
I don't think I have any opinions on that yet. After five days, I need to get through really looking at where all the business is held and the shape of the business, before I would comment on that today.

Mitra Ramgopal:	Okay, thanks again.

Operator:	That concludes our Q&A session. I'd now like to turn it back over to Scott lamb for closing remarks.

Scott Lamb:	Thank you, everyone, for participating in today's call. We look forward to updating you on our 2014 progress on our first-quarter call in April. Thank you.

Vivek Jain:	Thanks, folks.

Operator:	Ladies and gentlemen, this does conclude today's conference. Thank you for your attendance. You may disconnect. Have a great day.

END